Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Vice President & CFO
517/372-9200

Neogen reports 18% increase in net income, 12% increase in revenues

LANSING, Mich., Sept. 24, 2009 – Neogen Corporation (Nasdaq: NEOG) announced today that its revenues for the first quarter of FY 2010, which ended Aug. 31, increased 12% from the previous year’s first quarter to $32,347,000. First quarter net income increased 18% from the prior year’s $3,733,000 to $4,395,000, or to $0.29 per share in the current year compared to the previous year’s $0.25.

Neogen’s first quarter revenues, net income, and earnings per share all represent quarterly records for the 27-year-old company. The company’s record quarter came despite currency exchange rates that had an unfavorable impact of $1.0 million on Neogen’s international net sales when compared to the prior year’s first quarter.

“The first quarter was a great start for our new fiscal year as our food and animal safety strategy continues to gain worldwide strength,” said James Herbert, Neogen’s chief executive officer and chairman. “We are able to report that we grew our top line at a double-digit pace, and our profitability at a pace that exceeded revenue growth. These results provide further evidence of improving efficiencies and general operational strength throughout Neogen.”

The quarter marked the 66th consecutive profitable quarter from operations for the company, and was the 70th of the past 75 quarters when Neogen reported revenue increases as compared with the previous year.

“We are obviously pleased to report that the 23% increase in our operating profit was approximately double the percentage increase in our revenues,” said Lon Bohannon, Neogen’s president and chief operating officer. “We believe that our growth performance at the operating profit line is evidence of our commitment to control costs as our revenues advance. The only expense category that increased faster than our revenue growth was our planned investment in research and development. We are very pleased to be able to accelerate our R&D spending for Neogen’s future, and still report today’s exceptional results.”

Largely the result of a favorable product mix that included a greater percentage of diagnostic products, Neogen’s gross margin increased to 53.4% of sales in its first quarter of the current year, compared to 51.4% of sales in its FY 2009 first quarter. Neogen’s operating income for the first quarter equaled 21.5% of the company’s quarterly revenues.

“As our consolidated balance sheet data shows, we had an exceptional quarter generating cash, and we now have more than $23 million in cash and investments to pursue a wide variety of growth strategies,” said Richard Current, Neogen’s chief financial officer. “Our inventories are down in comparison to our prior quarter, as we continue our progress in controlling the level of inventories without impacting sales. Our accounts receivable have increased slightly, but at a pace less than our sales increase. We continue to monitor the financial health of our customers to avoid collection concerns, and have yet to experience significant receivable problems.”

Neogen’s Food Safety and Animal Safety Divisions posted nearly identical 12% revenue increases in the first quarter compared to the prior year’s first quarter. The food safety sales increase was entirely organic, while the year-over-year animal safety increase benefitted from the July 2008 acquisition of DuPont cleaners and disinfectants, and the May 2009 acquisition of International Diagnostic Systems (IDS). Acquired IDS products include a number of drug detection diagnostics. Company-wide, Neogen’s organic sales grew approximately 9% in the quarter compared to the prior year’s first quarter.

The company’s quarterly food safety sales improvement was led by a more than 30% increase in sales of its dairy antibiotic diagnostics. Neogen’s product line to detect dairy antibiotics was recently bolstered by the launch of BetaStar® Combo, which is the fastest diagnostic available for detecting beta-lactam and tetracycline antibiotic residues in milk. Tetracyclines are more widely used for treatment of bovine mastitis in the European Union than elsewhere.

Sales of Neogen’s innovative rapid tests for food allergens continued their strong advance, improving approximately 25% in the current quarter compared to the prior year’s first quarter. This performance was the result of significant increases in sales of diagnostic tests to detect milk, egg, almond, and gluten residues. Food processors continue to expand routine testing procedures to help prevent inadvertent contamination from reaching food allergic consumers.

Sales of the company’s tests for natural toxins increased by 10% in the quarter compared to the prior year’s first quarter, led by increases in sales of test kits to detect deoxynivalenol (DON) and histamine. The DON test sales increase came largely as the result of reports of high levels of the mold toxin DON in harvested grain in isolated pockets of the United States, and continuing market acceptance of the company’s new test system. Histamine is a toxin produced in certain types of harvested fish, especially tuna, if they are improperly stored and transported.

Quarterly sales growth for the company’s Animal Safety Division was led by an approximately 30% increase in the current quarter compared to the prior year’s first quarter in products sold to veterinarians through ethical market channels. This exceptional growth included a 60% increase in sales of the company’s two veterinary biologics: BotVax® B, an equine botulism vaccine, and EqStim®, an immune system stimulant. The quarter-over-quarter increase also included an approximately 60% improvement of sales in the quarter of Neogen’s veterinary vitamin injectables that are used primarily for prevention and treatment of vitamin deficiencies in cattle and sheep.

Sales of veterinary products through over-the-counter distributor channels were led by strong increases in sales of products to treat wounds, and leg and foot conditions. The company’s Ideal Instruments brand, including disposable needles and syringes, also had a solid quarter with sales growth of 11% compared to the previous year’s first quarter.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases, and sanitation concerns, and dehydrated culture media. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED OPERATING DATA

(In thousands, except for percentages and per share amounts)

	Quarter ended Aug. 31
	2009	2008
Revenue
Food Safety	$17,476	$15,549
Animal Safety	14,871	13,256

Total revenue	32,347	28,805
Cost of sales	15,077	14,001

Gross margin	17,270	14,804
Other expenses
Sales & marketing	5,972	5,619
Administrative	2,890	2,580
Research & development	1,464	952

Total other expenses	10,326	9,151

Operating income	6,944	5,653
Other revenue	51	205

Income before tax	6,995	5,858
Income tax	2,600	2,125

Net income	$4,395	$3,733
Net income per diluted share	$0.29	$0.25

Other information:
Shares to calculate per share	15,257	15,031
Depreciation & amortization	$1,012	$948
Interest income	17	65
Gross margin (% of sales)	53.4%	51.4%
Operating income (% of sales)	21.5%	19.6%
Revenue increase vs. FY 2009	12.3%
Net income increase vs. FY 2009	17.7%

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31 2009	May 31 2009
Assets
Current assets
Cash & investments	$23,564	$13,842
Accounts receivable	24,094	23,363
Inventory	30,471	31,363
Other current assets	3,074	3,198

Total current assets	81,203	71,766
Property & equipment	17,265	17,058
Goodwill & other assets	53,105	53,352

Total assets	$151,573	$142,176

Liabilities & Stockholders’ Equity
Current liabilities	$12,396	$9,246
Long-term debt	—	—
Other long-term liabilities	4,277	4,251
Stockholders’ equity: Shares outstanding 14,842 in Aug. and 14,737 in May	134,900	128,679

Total liabilities & stockholders’ equity	$151,573	$142,176

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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